John Hancock Hedged Equity & Income Fund

Notification of Sources of Distribution

This notice provides shareholders of the John Hancock Hedged Equity & Income Fund (NYSE: HEQ) with important information concerning the distribution declared on September 3, 2024, and payable on September 30, 2024. No action is required on your part.

Distribution Period:	September 2024
Distribution Amount Per Common Share:	$0.2500

The following table sets forth the estimated sources of the current distribution, payable September 30, 2024, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

			For the fiscal year-to-date period
	For the period 07/1/2024-09/30/2024		01/1/2024-09/30/20241
				% Breakdown
		% Breakdown		of the Total
	Current	of the Current	Total Cumulative	Cumulative
Source	Distribution ($)	Distribution	Distributions ($)	Distributions
Net Investment Income	0.1313	53%	0.4405	59%
Net Realized Short-
Term Capital Gains	0.0000	0%	0.2706	36%
Net Realized Long-
Term Capital Gains	0.1087	43%	0.0399	5%
Return of Capital or
Other Capital Source	0.0100	4%	0.0000	0%
Total per common share	0.2500	100%	0.7510	100%

Average annual total return (in relation to NAV) for the 5 years ended on August 31, 2024				7.19%
Annualized current distribution rate expressed as a percentage of NAV as of August 31, 2024				8.06%
Cumulative total return (in relation to NAV) for the fiscal year through August 31, 2024				11.99%

Cumulative fiscal year-to-date distribution rate expressed as a percentage of NAV as of
August 31, 2024				6.06%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s managed distribution plan.

1The Fund’s current fiscal year began on January 1, 2024 and will end on December 31, 2024.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared the September 2024 distribution pursuant to the Fund’s managed distribution plan (the “Plan”). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.2500 per share, which will continue to be paid quarterly until further notice.

If you have questions or need additional information, please contact your financial professional or call the John Hancock Investment Management Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.

John Hancock Hedged Equity & Income Fund

Notification of Sources of Distribution

This notice provides shareholders of the John Hancock Hedged Equity & Income Fund (NYSE: HEQ) with important information concerning the distribution declared on December 2, 2024, and payable on December 31, 2024. No action is required on your part.

Distribution Period:	December 2024
Distribution Amount Per Common Share:	$0.2500

The following table sets forth the estimated sources of the current distribution, payable December 31, 2024, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

			For the fiscal year-to-date period
	For the period 10/1/2024-12/31/2024		01/1/2024-12/31/20241
				% Breakdown
		% Breakdown		of the Total
	Current	of the Current	Total Cumulative	Cumulative
Source	Distribution ($)	Distribution	Distributions ($)	Distributions
Net Investment Income	0.0814	33%	0.5218	52%
Net Realized Short-
Term Capital Gains	0.0000	0%	0.3128	31%
Net Realized Long-
Term Capital Gains	0.0704	28%	0.1671	17%
Return of Capital or
Other Capital Source	0.0982	39%	0.0000	0%
Total per common share	0.2500	100%	1.0017	100%

Average annual total return (in relation to NAV) for the 5 years ended on November 30, 2024				6.72%
Annualized current distribution rate expressed as a percentage of NAV as of November 30,
2024				8.06%
Cumulative total return (in relation to NAV) for the fiscal year through November 30, 2024				14.65%

Cumulative fiscal year-to-date distribution rate expressed as a percentage of NAV as of
November 30, 2024				8.07%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s managed distribution plan.

1The Fund’s current fiscal year began on January 1, 2024 and will end on December 31, 2024.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared the December 2024 distribution pursuant to the Fund’s managed distribution plan (the “Plan”). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.2500 per share, which will continue to be paid quarterly until further notice.

If you have questions or need additional information, please contact your financial professional or call the John Hancock Investment Management Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.